UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 23, 2003

NEXTEL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4500 Carillon Point

Kirkland, Washington 98033

(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events and Regulation FD Disclosure.

On June 23, 2003, Nextel Partners, Inc. (the “Company”) issued a press release announcing that the previously announced consent solicitation commenced in connection with its tender offer for its 14% Senior Discount Notes due 2009 (the “14% Notes”) expired at 5:00 p.m., New York City time, on June 20, 2003 (the “Consent Date”), and that the Company had accepted for purchase approximately $375.8 million aggregate principal amount at maturity of the 14% Notes, representing approximately 94% of the total principal amount at maturity of the 14% Notes.  The Company paid $1,059.35 per $1,000 principal value at maturity of the 14% Notes for all such 14% Notes tendered before the Consent Date, or total consideration of approximately $398.1 million.  The Company also received the consents necessary to amend the indenture governing the 14% Notes to eliminate certain restrictive covenants and certain related event of default provisions.

The Company also announced that the 14% Notes were purchased with the net proceeds from the Company’s private placement of $450 million 81/8% Senior Notes due 2011 (the “81/8% Notes”), which closed today.  The offer and sale of the 81/8% Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the 81/8% Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: June 23, 2003	By:	/s/ John Thompson
John Thompson
Vice President, Chief Financial Officer and Treasurer